Exhibit 5.1

H. MELVILLE HICKS, JR.
Attorney and Counselor at Law
551 FIFTH AVENUE, SUITE 1625
NEW YORK, NEW YORK 10176
Tel:  (212) 655-5944
Fax:  (212) 655-5943
Email:  hmhicksjr@yahoo.com

February 9, 2010
Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA  92627

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel to Vitamin Blue, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of approximately 11,525,000 shares of common stock of the Company (the “Shares”).

I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents and corporate and public records as I deem necessary as a basis for the opinion hereafter expressed.  With respect to such examination, I have assumed the genuineness of all signatures appearing on all documents presented to me as originals, and the conformity of the originals of all documents presented to me as conformed or reproduced copies.  Where factual matters relevant to such opinion were not independently established, I have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, I am of the opinion that the Shares to the Selling Shareholders were issued in accordance with the terms and conditions of the Registration Statement and the terms and conditions of the Certificate of Incorporation of the Company filed with the Secretary of the State of Delaware, are legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ H. Melville Hicks, Jr.

H. Melville Hicks, Jr.
Attorney at Law